EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Shire plc’s Registration Statements on Form S-8 (Nos. 333-09168, 333-93543, 333-60952, 333-91552, 333-111579, 333-129961, 333-129960 and 333-111108), Form S-4 (No. 333-55696) and Form S-3 (Nos. 333-72862-01, 333-38662 and 333-39702) of our reports dated February 25, 2013 relating to the consolidated financial statements and financial statement schedule of Shire plc and the effectiveness of Shire plc’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Shire plc for the year ended December 31, 2012.

/s/ Deloitte LLP

DELOITTE LLP
London, United Kingdom
February 25, 2013